UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 1, 2023

Date of Report (Date of earliest event reported)

BODY AND MIND INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55940	98-1319227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 – 1095 West Pender Street Vancouver, British Columbia, Canada	V6E 2M6
(Address of principal executive offices)	(Zip Code)

(800) 361-6312

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2023, Dong Shim resigned from his position as a member of the Board of Directors (the “Board”) of Body and Mind Inc. (the “Company”). Mr. Shim’s departure was not the result of any dispute or disagreement with the Company on any matter relating the Company’s operations, policies or practices.

On February 1, 2023, the Board of the Company appointed Josh Rosen as a director of the Company. In addition, Mr. Rosen was appointed as a member of the Company’s audit committee to replace Mr. Shim. Mr. Rosen is a director nominee of BaM I, A Series of Bengal Catalyst Fund SPV, LP (“Bengal”) pursuant to the Securities Purchase Agreement between Bengal and the Company, dated December 19, 2022, whereby until the later of (a) the repayment or conversion of the principal amount of the debenture purchased by Bengal from the Company, and (b) Bengal (or any of its affiliates) ceasing to own at least 10% of the issued and outstanding common stock of the Company on an as-converted-basis in the aggregate, Bengal shall be entitled to nominate one (1) director to the Board of Directors.

As a result, the Company’s current directors and officers are as follows:

Name	Position
Michael Mills	President, Chief Executive Officer and Director
Dong Shim	Chief Financial Officer
Brent Reuter	Director
Stephen ‘Trip’ Hoffman	Chief Operating Officer and Director
Alexis Podesta	Director
Darren Tindale	Corporate Secretary
Josh Rosen	Director

Joshua Rosen (age 49) Mr. Rosen was appointed as a director of the Company on February 1, 2023. Mr. Rosen is the Interim President of Goodness Growth Holdings Inc. (Dec. 5, 2022 to present) and has been serving as a director of Goodness Growth Holdings Inc. since August 2021. Mr. Rosen also serves as the Managing Partner of Bengal Capital, a cannabis investment and advisory firm since December 2020. From 2011 to May 2021, Mr. Rosen was a director of 4Front Ventures Corporation and was previously the Executive Chairman and CEO of 4Front and its predecessor companies, having founded 4Front in 2011. Previously, Mr. Rosen gained private equity experience managing the investment arm of a large Phoenix-based family office and also worked extensively in the public markets as an equity analyst having held positions at Credit Suisse and ABN AMRO Bank N.V. Mr. Rosen is also on the Board of Managers of Ninety Plus Coffee, LLC. Mr. Rosen holds a Bachelor of Arts in Economics and Philosophy from Beloit College.

- 2 -

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On February 2, 2023, Body and Mind Inc. (the “Company” or “BaM”) issued a news release to announce the appointment of Josh Rosen to its board of directors.

Mr. Rosen is managing partner at Bengal Capital as well as interim president of Goodness Growth (CSE: GDNS; OTCQX: GDNSF). Mr Rosen was the co-founder and former chief executive officer and chairman of 4Front Ventures Corp. (CSE: FFNT OTCQX: FFNTF) where he helped lead the transformation of a pioneering industry consulting firm into an operations-focused multistate operator, notably with the acquisition of Cannex Capital in 2019. Prior to founding 4Front, Mr. Rosen started his career as an equity analyst at ABN AMRO and Credit Suisse and subsequently helped lead the investing arm of a large Phoenix-based family office.

“We are excited to welcome Josh Rosen to our board of directors as we continue advances into the key markets of Illinois and New Jersey,” stated Michael Mills, CEO of Body and Mind. “Josh brings years of cannabis and capital markets experience and has a deep understanding of markets, opportunities and operations. As we expand into new states and focus our operations on free cash flow, I believe that Josh and the team at Bengal will offer a significant contribution to Body and Mind.”

Mr. Rosen commented: “Bengal Capital has been investing in the U.S. cannabis industry since its participation in the 2013 seed investment in Green Thumb Industries. Today, Body and Mind represents one of Bengal Capital’s highest-conviction investment ideas, and we believe our focus on working closely with management teams as engaged shareholders can help maximize value in this rapidly evolving sector. I have been impressed with the team at Body and Mind and their focus on efficiently cultivating top tier, terpene rich cannabis and offering customers and patients a welcoming and knowledgeable dispensary experience. Their focus on capital efficient growth through license applications and expansion into Illinois and New Jersey creates an exciting time for the Company and I look forward to leaning into my experience and curated network to help in whatever way I can.”

Resignation of Dong Shim from Board of Directors

“I’d like to express my deep gratitude to Dong Shim who has been a board member and an integral part of the Body and Mind team for many years,” stated Michael Mills, CEO of Body and Mind. “Dong will continue to be a key part of our team in his role as Chief Financial Officer and we look forward to working with Dong on our continued expansion.”

A copy of the news release is attached as Exhibit 99.1 hereto.

- 3 -

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	News Release dated February 2, 2023.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

- 4 -

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY AND MIND INC.

DATE: February 2, 2023	By:	/s/ Michael Mills
Michael Mills
President, CEO and Director

- 5 -